UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	April 27, 2015

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On April 28, 2015, Patrick Industries, Inc. (the “Company” or “Patrick”) entered into an Amended and Restated Credit Agreement, dated as of April 28, 2015, (the “2015 Credit Agreement”) by and among the Company, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. The 2015 Credit Agreement amends and restates the Company’s existing credit agreement, which was scheduled to expire in October 2017, and extends the maturity to April 2020.

The 2015 Credit Agreement provides for a $175 million revolving credit facility and a new $75 million term loan (“the 2015 Credit Facility). The 2015 Credit Agreement also provides for a $50 million expansion option, which may be exercised by the Company subject to certain conditions. Borrowings under both the revolving credit facility and the term loan will mature on April 28, 2020. The 2015 Credit Agreement continues to be secured by substantially all personal property assets of the Company and any domestic subsidiary guarantors. The proceeds of the term loan and the revolving credit facility will be used to finance ongoing working capital needs of the Company.

Immediately after the closing, the Company had outstanding $69.5 million of revolving loans, all of which initially bear interest at LIBOR plus 1.50%. The $75 million term loan also initially bears interest at LIBOR plus 1.50%. The interest rate spreads above LIBOR or the base rate are subject to adjustments based on the Company’s total leverage ratio, ranging from 1.50% to 2.25% in the case of loans bearing interest at LIBOR, and from 0.50% to 1.25% in the case of loans bearing interest at the base rate. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver ranging from 0.20% to 0.30% per annum, based on the Company’s total leverage ratio.

The term loan will be repaid in installments of approximately $2.68 million per quarter starting on June 30, 2015, with the remaining balance due at maturity. The 2015 Credit Agreement contains customary limits and restrictions concerning investments, sales of assets, liens on assets, dividends and other payments. The two financial covenants included in the 2015 Credit Agreement are a maximum total leverage ratio of 3.00:1.00 and a minimum fixed charge coverage ratio of 1.50:1.00.

The events of default under the 2015 Credit Agreement include, but are not limited to, the following: failure to pay outstanding principal or interest, failure of applicable representations or warranties to be correct in any material respects, failure to perform any other term, covenant or agreement and such failure is not remedied after notice of such failure within the applicable grace period with respect thereto, if any, a cross-default with other debt in certain circumstances, certain defaults upon obligations under the Employee Retirement Income Security Act or bankruptcy. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the 2015 Credit Facility.

The foregoing description of the 2015 Credit Agreement is qualified in its entirety by the actual agreement, which is attached to this Form 8-K as Exhibit 10.1 and incorporated by reference into this Report.

On April 30, 2015, the Company issued a press release announcing the 2015 Credit Agreement related to the foregoing matters. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On April 30, 2015, the Company issued a press release announcing operating results for the first quarter ended March 29, 2015. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above with respect to the 2015 Credit Agreement is incorporated herein by reference into this Section 2.03 of this Report.

Item 8.01	Other Events.

On April 27, 2015, the Company’s Board of Directors declared a 3-for-2 stock split, to be effected in the form of a stock dividend, payable in the form of one share of common stock for every two shares of the Company’s common stock held. The split is effective for shareholders of record as of May 15, 2015 and will be payable on May 29, 2015.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1 - Amended and Restated Credit Agreement, dated as of April 28, 2015, among Patrick Industries, Inc., the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

Exhibit 99.1 - Press Release issued April 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: May 1, 2015	BY:	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance and
Chief Financial Officer